Exhibit 10-1

DIRECTOR COMPENSATION
(effective as of January 1, 2016)

The following is a summary of the material terms of the compensation arrangement for members of the Board of Directors of The Goldfield Corporation (the “Company”).

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board of Directors or on any Board of Directors’ committee.

Each non-employee director is paid an annual cash retainer of $36,000. Each of the chairmen of the Audit Committee and of the Benefits and Compensation Committee also receives annual cash retainers of $15,000. Both the director and chairmen retainers are payable in monthly installments.

Each non-employee director also receives $1,000 for each Board of Directors meeting attended in person and $500 for attendance at a Board of Directors meeting by telephone. In addition, each non-employee director who is a committee member receives $500 for attendance at a committee meeting in person and $250 for attendance at a committee meeting by telephone, except for the Executive Committee for which there is no compensation.

Directors also are reimbursed for travel and other out-of-pocket costs associated with their attendance at Board of Directors and committee meetings.